UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 21, 2004

(Date of earliest event reported)

IMMUCELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-15507	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 Evergreen Drive

Portland, ME 04103

(Address of principal executive offices and zip code)

(207) 878-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 21, 2004 ImmuCell Corporation (“ImmuCell” or the “Company”) entered into a product development and marketing agreement for Mast Out® with Pfizer Animal Health, a division of Pfizer Inc. Specifically, ImmuCell granted Pfizer a worldwide, exclusive, long-term license to Mast Out® for the treatment of mastitis in lactating dairy cows. Pfizer will have broad responsibility for further development and commercialization of Mast Out®, including clinical, regulatory and commercial manufacturing requirements. ImmuCell will supply product for efficacy trials that are expected to begin in the first half of 2005.

Upon signing, Pfizer paid ImmuCell $1,500,000 in cash. The agreement also calls for Pfizer to make various milestone payments to ImmuCell over the next several years, and to pay royalties in the event of future sales of the licensed product. The agreement is terminable at Pfizer’s election, subject however to any accrued but unpaid amounts owing to ImmuCell at the time of termination. The agreement also gives Pfizer the right to buy out its license rights at a deep discount to their potential value, in the event that ImmuCell undergoes a change in control (as defined) prior to January 1, 2008.

ImmuCell plans to continue investigating other potential Nisin-containing products to the proof-of-concept stage for evaluation of their global market potential. Pfizer has an option to negotiate rights to any such animal health products having intramammary applications.

Through a license agreement with Nutrition 21, Inc. (f/k/a AMBI Inc.) in April 2000, ImmuCell obtained rights to a portion of the technology underlying Mast Out®. On November 17, 2004, ImmuCell paid $1,000,000 to Nutrition 21 to buy out various periodic payment obligations to Nutrition 21. As part of that transaction, ImmuCell acquired fully paid-up, perpetual, exclusive, world-wide, sublicensable rights to develop, manufacture, have manufactured, use, sell, market, or distribute Mast Out® and other Nisin-containing products for the field of animal health.

ITEM 7.01 REGULATION FD DISCLOSURE

On December 21, 2004, ImmuCell issued a press release announcing its license agreement with Pfizer, Inc. The full text of the press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press Release of the Registrant dated December 21, 2004 (furnished pursuant to Item 7.01)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2004	IMMUCELL CORPORATION

	By:	/s/ Michael F. Brigham
Michael F. Brigham
President and Chief Executive Officer